Exhibit 10.3

                             ASSET SALE AGREEMENT

                                   between

                         On The Go Healthcare, Inc.

                                     and

                            Vital Products, Inc.

                          Dated as of July 5, 2005


     THIS ASSET SALE AGREEMENT is made as of this 5 day of July, 2005 (the "Effective Date") by and between

         (1) On The Go Healthcare, Inc., a corporation organized under the laws of Delaware, whose registered office is at 85 Corstate Avenue, Unit #1, Concord, Ontario, Canada L4K 4Y2 ("OGHC"),

         and

         (2) Vital Products, Inc., a corporation organized under the laws of the state of Delaware with its principal offices at 35 Adesso Drive, Concord, Ontario L4k 4Y2 Canada
             ("Vital Products").

BACKGROUND

         A. WHEREAS, OGHC has rights in certain Intellectual Property, Equipment and Agreements relating to its Childcare Division (each as hereinafter defined); and

         B. WHEREAS, Vital Products desires to purchase and OGHC desires to sell to Vital Products all of OGHC's right, title and interest in certain Intellectual Property, Equipment and Agreements relating to its Childcare Division, on the terms and conditions stated in this Agreement.

              NOW, THEREFORE, in consideration of the promises and the mutual covenants, agreements and representations herein contained and intending to be legally bound, OGHC and Vital Products agree as follows:

SECTION 1

DEFINITIONS AND INTERPRETATION

         1.1 Definitions. Where used in this Agreement, in addition to capitalized terms defined on first use herein, the following words or phrases shall have the meanings set forth below:

         1.1.1 "Affiliate" in relation to any Person means any Person that controls, is controlled by or is under common control with that Person. For the purposes of this definition, the term "control" means (i) beneficial and/or legal ownership of at least fifty percent (50%) or more of the outstanding voting securities of a company or other business organization with voting securities (or such percentage as required under any particular jurisdiction to confer controlling powers through ownership of voting securities broadly equivalent to the controlling powers attendant on ownership of at least fifty percent (50%) or more of outstanding voting securities in a United States corporation), (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities, or (iii) the ability, whether directly or indirectly, to direct the affairs, management or policies of any such Person.

         1.1.2 "Agreement" means this Asset Sale Agreement, together with the Exhibits attached hereto, each of which is hereby incorporated by reference herein, and any instrument amending this Agreement.

         1.1.3 "Books and Records" means all material communications between OGHC or any of its Affiliates and governmental patent offices, the internal patent file and the invention disclosure documents of OGHC or any of its Affiliates, as kept by OGHC's or any such Affiliate's corporate intellectual property department.

         1.1.4 "Childcare Division" means the division of OGHC which manufactures, markets and distributes Childcare Products.

         1.1.5 "Governmental Body" means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other similar jurisdiction;
                 (b) federal, state, local, municipal, foreign or other government; (c) governmental authority (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity); (d) multi-national organization or body established under the auspices of an internationally recognized organization (such as WIPO, the WHO, The United Nations etc.); (e) individual, entity or body or (f) court or tribunal, in each case which has competent jurisdiction and which is legally entitled to exercise any executive, legislative, judicial, administrative, regulatory or taxing authority or power of any nature.

         1.1.6 "Party" or "Parties" means OGHC or Vital Products or, as the context requires or admits, both OGHC and Vital Products.

         1.1.7 "Person" means an individual, a partnership, a joint venture, a corporation, a trust, an estate, an unincorporated organization, or any other entity or any department or agency thereof.

         1.1.8 "Third Party(ies)" means any Person other than a Party to this Agreement or an Affiliate of any Party to this Agreement.

         1.2     Interpretation.

         1.2.1 In this Agreement, where the context admits or requires, and unless otherwise specifically provided herein (a) words importing the singular number only shall include the plural and vice versa, (b) words importing a specific gender shall include the other gender, (c) references to Persons shall include their heirs, executors, administrators or assigns as the case may be, (d) references to "including" means "including but not limited to", and "herein", "hereof", and "hereunder" refer to this Agreement as a whole, and (e) any reference to a number of "days" hereunder shall refer to calendar days.

         1.2.2 The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation hereof. References to statutory provisions shall (unless otherwise expressly provided) be construed as references to those provisions as in effect as at the date of this Agreement.

SECTION 2

PURCHASED ASSETS

         2.1 Assets to be Sold and Purchased. Subject to all of the terms and conditions of this Agreement, at the Time of Closing, OGHC shall sell and assign to Vital Products, and Vital Products shall purchase from OGHC, all right, title and interest of OGHC in and to the assets listed below, and which are referred to hereinafter collectively as the "Purchased Assets":

         2.1.1 All of the Equipment used in the Childcare Division included but not limited to;
                 - molds and dies related to the Baby Bath
                 - packaging molds and dies for the padded training seat.
                 - Mixing tank and  2kw RF welder as well as sealing machine dies
                 - Custom equipment to produce the padded training seat and formulations related to producing materials.

         2.1.2   the Intellectual Property used in the Childcare Division;

         2.1.3 the Agreements and Orders associated with the Childcare Division; Listings at all national retailers across Canada (the "Customer Lists").

         2.1.4   the Books and Records; and

         2.1.5 all rights and claims or causes of action against Third Parties relating to any of the assets listed in the foregoing subsections 2.1.1 through 2.1.4 arising from or based on events or circumstances occurring or existing or omissions to act occurring prior to the Time of Closing.

         2.2     Assumption of Liabilities.

         2.2.1 Vital Products shall be responsible for (and OGHC shall have no responsibility for) all liabilities after the Time of Closing or the Time of Delivery, as applicable, related to the Purchased Assets or the use of the Purchased Assets
                 (the "Assumed Liabilities") including, without limitation, any Losses arising from or related to (a) events which occurred after the Time of Closing or (b) products made or sold by Vital Products, its Affiliates, sublicensees or assignees after the Time of Closing.

         2.2.2 Except as expressly set forth in Section 2.2.1, the Assumed Liabilities shall exclude liabilities directly related to actions taken or omissions to act by OGHC or its Affiliates or any of their respective subcontractors whether prior to or after the Time of Closing or the Time of Delivery, as applicable, based upon OGHC's or OGHC's Affiliates production of Childcare Products, unless any such action or omission to act by OGHC or its Affiliate was requested by Vital Products, or came about as a result of any breach of this Agreement by Vital Products or to the extent of Vital Products' or its Affiliates' negligence or willful misconduct.

SECTION 3

PURCHASE CONSIDERATION

         3.1 Purchase Consideration. As the total Purchase Consideration payable to OGHC hereunder for the Purchased Assets, Vital Products shall issue to OGHC an amount of shares of Common Stock having an aggregate Fair Market Value of $250,000 and OGHC agrees to accept a term note in the amount of $750,000 due to be repaid upon effectiveness of Vital Products registration statement from available funds.

         3.2 Transfer Taxes. Vital Products shall be responsible for and shall pay all sales taxes, documentary transfer taxes or other transfer taxes assessed it as purchaser of the Purchased Assets. OGHC shall be responsible for and shall pay all sales taxes, documentary transfer taxes or other transfer taxes assessed it as seller of the Purchased Assets. OGHC shall also be responsible for and shall pay all federal, foreign, state or local taxes payable on any income or gain resulting from the sale of the Purchased Assets to Vital Products, including any withholding taxes imposed in lieu of taxes on income or gain. Vital Products and OGHC shall cooperate, at Vital Products' cost and expense, in the timely making and filing of all filings, tax returns, reports and forms as may be required with respect to the sales taxes, documentary taxes or other transfer taxes assessed to Vital Products as purchaser of the Purchased Assets. Vital Products and OGHC shall cooperate, at OGHC's cost and expense, in the timely making and filing of all filings, tax returns, reports and forms as may be required with respect to the sales taxes, documentary transfer taxes or other transfer taxes assessed OGHC as seller of the Purchased Assets or assessed OGHC with respect to any federal, foreign, state or local taxes payable on any income or gain resulting from the sale of the Purchased Assets to Vital Products, including any withholding taxes imposed in lieu of taxes on income or gain.

         3.3 Allocation of Purchase Price. The vendor and purchaser agree to the following allocation of the purchase price and stipulate that said purchase price has been determined based upon the fair market value of the specific assets being transferred:

                 (1) Manufacturing Equipment as follows:

                     A) 100 US Gallon Heated Mixing tank with Custom PLC
                        Controls and heated dispensing Nozzle

                     B) A 2Kw RF sealing Machine with custom sealing
                        dies mounted

                     C) 4 RF Dies for manufacturing the Plastic Bags

                     D) A multi stage Progressive Die for Manufacturing the
                        Clips

                     E) Cutting Dies for manufacturing the Display
                        (Base and Upper)

                     F) Rollers for bag making.
                                                                      $ 250,000

                 (2) One custom 25 by 40 vac-former with full servo drive and transfer unites custom programmed plc and touch screen
                     2 custom fuzzy logic 8 zone temp controllers
                     boards                                           $ 150,000

                 (3) Custom mold and die for potty seat packaging     $  20,000

                 (4) Custom baby bath mold                            $ 125,000

                 (5) Custom baby bath plug mold                       $  35,000

                 (6) Electric pallet truck                            $  20,000

                 (7) Customer/Client Lists                            $ 400,000
                                                                    -----------
                                                    Total           $ 1,000,000

SECTION 4

CLOSING

         4.1     Closing Date, Time and Place.   The transfer of title to the
                 Purchased Assets and the closing of the Transactions shall occur on the Effective Date ("Closing Date") at or before 1 p.m. and shall occur or be deemed to have occurred at the offices of OGHC located at 85 Corstate Avenue, Unit #1, Concord, Ontario, Canada.

         4.2     Closing Arrangements.

         4.2.1 OGHC's Delivery of Closing Documents. At the Closing, OGHC shall deliver or cause to be delivered to Vital Products four
                 (4) originals or facsimiles (with originals to follow) of each of the following, in each case duly executed by OGHC:

                 (1) this Agreement; and

                 (2) an Irrevocable Bill of Sale substantially in the form of
                     Exhibit A attached hereto and incorporated herein by reference.

         4.2.2 Vital Products Payment of Purchase Consideration and Delivery of Closing Documents. At the Closing, Vital Products shall deliver or cause to be delivered to OGHC:

                 (1) the Common Stock certificates issued to OGHC evidencing the Purchase Consideration, which shall contain appropriate legends relating to transfer restrictions under applicable securities laws. To the extent this is not practicable immediately at the Closing, the requirements for delivery of the Common Stock certificates shall be fulfilled by Vital Products as soon as reasonably practicable by Vital Products but in any event no later than two (2) days after Closing; and

                 (2) originals or facsimiles (with originals to follow) of this
                     Agreement duly executed by Vital Products.

         4.3     Transfer after Closing Date.

         4.3.1 Purchased Assets Physical Transfer. As soon as reasonably practicable and within ten (10) days after the Closing Date, OGHC shall deliver to Vital Products certain physical Inventory, Equipment, and Other Materials described in
                 Section 2.1, the Books and Records, and binders and files relating to the Childcare Division that were made available to Vital Products by OGHC or its Affiliates for review during its due diligence review prior to the Closing Date (the "Purchased Assets Physical Transfer"). The Purchased Assets Physical Transfer shall be effected by OGHC's delivery of the foregoing Purchased Assets at OGHC's reasonable cost and expense pursuant to written instructions as to the requested timing and delivery location (but not as to format) specified by Vital Products to OGHC and reasonably acceptable to OGHC; provided that such obligations shall be subject to Vital Products providing reasonable cooperation to facilitate receipt of such deliveries. Notwithstanding that title to the Purchased
                 Assets transfers to Vital Products at the Time of Closing, risk of loss with respect to the Purchased Assets transfers to Vital Products only at the time of delivery (the "Time of Delivery") to Vital Products of the Purchased Assets at the delivery location specified by Vital Products in its written instructions to OGHC, and any failure by OGHC to deliver the Purchased Assets to Vital Products in accordance with such written instructions, to the extent such failure results in Losses (as defined in Section 6.1) to Vital Products, shall be indemnifiable by OGHC to the extent set forth in Section 6. Export duties and customs clearance with respect to the transfer of the Purchased Assets shall be the joint responsibility of OGHC and Vital Products. After the Closing, Vital Products shall be responsible for all costs related to the recordation and perfection of the sale and assignment of the Purchased Assets and Vital Products shall bear all costs and fees imposed by applicable laws and regulations and Governmental Bodies related thereto and all postage costs related thereto.

SECTION 5

REPRESENTATIONS AND WARRANTIES

         5.1 Representations and Warranties of Vital Products. Vital Products hereby represents and warrants to OGHC at the Time of Closing, and acknowledges that OGHC is relying on such representations and warranties in connection with the Transactions, that:

         5.1.1   Incorporation, Organization and Qualification of Vital
                 Products.   Vital Products is a corporation duly incorporated,
                 validly existing and in good standing under the law of the jurisdiction of its incorporation, and has the corporate power to own or lease its property and to carry on its business as now being conducted by it and to execute, deliver and perform this Agreement.

         5.1.2 Corporate Action. This Agreement, and any other agreements and instruments executed by Vital Products in connection with the Transactions are the valid and binding obligations of Vital Products, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency or similar laws of general application affecting the enforcement of rights of creditors, and subject to equitable principles limiting rights to specific performance or other equitable remedies, and subject to the effect of federal and state securities laws on the enforceability of indemnification provisions relating to liabilities arising under such laws. The execution, delivery and performance of this Agreement and any other agreement and instruments executed by Vital Products in connection with the Transactions have been duly authorized by Vital Products by all necessary corporate action. Vital Products has the full legal right, power and authority to enter into and perform the Transactions, without need for Vital Products to obtain any consent, approval, authorization, license or order of, or give any notice to or make any filing with, any Governmental Body or other Person. This Agreement has been duly executed and delivered by Vital Products and, as of the Closing Date, each of the other agreements to be entered into in connection herewith and to which Vital Products is a Party have been duly and validly executed and delivered by Vital Products.

         5.1.3   No Default.   The execution, delivery and performance of this
                 Agreement by Vital Products and the consummation by Vital Products of the Transactions hereby do not conflict with any provision of the corporate charter or By-Laws of Vital Products, and do not contravene, conflict with or result in a violation of any law, regulation, order, judgment or decree to which Vital Products or any of its properties is subject.

         5.1.4   Due Diligence.   Vital Products has utilized its own expertise
                 to analyze and evaluate the value of the Purchased Assets based upon the information provided to Vital Products by OGHC and has solely relied on such analysis and evaluations, along with the representations and warranties of OGHC, in deciding to enter into this Agreement.

         5.1.5   Litigation Matters.   There is no pending proceeding against
                 Vital Products or any of its Affiliates, and, to Vital Products' knowledge, no Person has threatened to commence any proceeding, at law or in equity or by or before any Governmental Body that challenges, or may have the effect of preventing, delaying or making illegal or otherwise interfering with, any of the Transactions.

         5.2 Representations and Warranties of OGHC. OGHC hereby represents and warrants to Vital Products at the Time of Closing, and acknowledges that Vital Products is relying on such representations and warranties in connection with the Transactions, that:

         5.2.1   Incorporation, Organization and Qualification of OGHC.
                 OGHC is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and has the corporate power to own or lease its property and to carry on the business now being conducted by it and to execute, deliver and perform this Agreement.

         5.2.2 Corporate Action. This Agreement, and any other agreements and instruments executed by OGHC in connection with the Transactions are the valid and binding obligations of OGHC, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency or similar laws of general application affecting the enforcement of rights of creditors, and subject to equitable principles limiting rights to specific performance or other equitable remedies, and subject to the effect of federal and state securities laws on the enforceability of indemnification provisions relating to liabilities arising under such laws. The execution, delivery and performance of this Agreement and any other agreement and instruments executed by OGHC in connection with the Transactions have been duly authorized by OGHC by all necessary corporate action. OGHC has the full legal right, power and authority to enter into and perform the Transactions, without need for OGHC to obtain any consent, approval, authorization, license or order of, or give any notice to or make any filing with, any Governmental Body or other Person. This Agreement has been duly executed and delivered by OGHC and, as of the Closing Date, each of the other agreements to be entered into in connection herewith and to which OGHC is a Party have been duly and validly executed and delivered by OGHC.

         5.2.3 Non-Contravention; Consents. The execution, delivery and performance of this Agreement by OGHC and the consummation by OGHC of the Transactions hereby do not (i) conflict with any provision of the corporate charter or by-laws of OGHC,
                 (ii) do not contravene, conflict with or result in a violation of any law, regulation, order, judgment or decree to which OGHC or any of its properties is subject, (iii) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any written, oral, implied or other agreement, contract, understanding or arrangement to which OGHC or any of the Purchased Assets is subject, or (iv) result in the imposition or creation of any encumbrance upon or with respect to any of the Purchased Assets.

         5.2.4   Title to the Purchased Assets.

                 (1) OGHC is the sole and exclusive owner of, and has the full right to sell, transfer, and assign all of the Purchased Assets to Vital Products, and has good and marketable title thereto and the Purchased Assets are free and clear of any and all liens, pledges, restrictions or encumbrances.

                 (2) Following the Closing, Vital Products will be the sole and exclusive owner of, and have good and marketable title to, the Purchased Assets.

         5.2.5 Litigation Matters. There is no pending proceeding against OGHC or any of its Affiliates, and, no Person has threatened to commence any proceeding, at law or in equity or by or before any Governmental Body that (i) relates to any of the Purchased Assets or (ii) challenges, or may have the effect of preventing, delaying or making illegal or otherwise interfering with, any of the Transactions. No event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as the basis for the commencement of any such proceeding.

         5.2.6 Intellectual Property. OGHC owns and holds all right, title and interest in its Intellectual Property and has the exclusive right to use, sell, license, sublicense, or dispose of, and has the exclusive right to bring action for infringement, misappropriation, and other violations.

         5.2.7 Certain Claims. During the period preceding the date of this Agreement, OGHC has not received any notice, demand, claim, action, suit, hearing, proceeding or notice of violation of a civil, criminal or administrative nature by or before any Governmental Body against or involving OGHC or its Affiliates concerning the Purchased Assets that has been commenced or threatened (including any investigations or inquiries).

         5.2.8 Maintenance Fees. All maintenance and similar fees in respect of any Purchased Assets that are due and payable immediately prior to the Time of Closing have been paid in full or steps have been taken to arrange for such payments to be made on a timely basis.

SECTION 6

INDEMNIFICATION; HOLD HARMLESS COVENANT AND OTHER POST-CLOSING COVENANTS

         6.1 OGHC's Indemnification. OGHC shall indemnify and hold harmless Vital Products and its Affiliates and each of its or their directors, officers, employees, advisors, shareholders, representatives, agents, successors and assigns (collectively, the "Vital Products Indemnified Parties") from and against any and all losses, damages, liabilities, judgments, objections, costs, and expenses, including but not limited to reasonable attorneys' fees (collectively, "Losses") sustained, suffered, or incurred by or imposed upon any Vital Products Indemnified Party as a result of any claim, action, suit or proceeding (collectively, "Claims") arising out of, based upon or related to:

         6.1.1 liabilities of OGHC or its Affiliates to the extent related to the Purchased Assets other than the Assumed Liabilities;

         6.1.2 any tax liability of OGHC or its Affiliates (other than taxes for which Vital Products is expressly responsible pursuant to this Agreement);

         6.1.3 any breach of any representation, warranty, covenant, agreement or obligation made by OGHC pursuant to this Agreement, provided that, in each case, OGHC shall not be obligated to indemnify any Vital Products Indemnified Parties with respect to, and to the extent of, any Claims or Losses for which Vital Products is obligated to indemnify OGHC Indemnified Parties.

         6.2 Vital Products' Indemnification. Vital Products shall indemnify and hold harmless OGHC and its Affiliates and each of its or their directors, officers, employees, advisors, shareholders, representatives, agents, successors and assigns (collectively, the "OGHC Indemnified Parties") from and against any and all Losses sustained, suffered, or incurred by or imposed upon any OGHC Indemnified Party as a result of any Claim arising out of, based upon or related to:

         6.2.1   any of the Assumed Liabilities;

         6.2.2 any breach of any representation, warranty, covenant, agreement or obligation made by Vital Products pursuant to this Agreement, and

         6.2.3 any tax liability of Vital Products or its Affiliates (other than taxes for which OGHC is expressly responsible pursuant to this Agreement); provided that, in each case, Vital Products shall not be obligated to indemnify any OGHC Indemnified Parties with respect to, and to the extent of, any Claims or Losses for which OGHC is obligated to indemnify Vital Products Indemnified Parties pursuant to Section 6.1.

         6.3 Procedure. If a claim or demand by a Third Party is made against an indemnified Party, and if such Party intends to seek indemnity with respect thereto under this Section, such indemnified Party shall promptly notify the indemnifying Party in writing of such claims or demands setting forth such claims in reasonable detail. The failure of the indemnified Party to give the indemnifying Party prompt notice as provided herein shall not relieve the indemnifying Party of any of its obligations under this Section except to the extent that the indemnifying Party is materially prejudiced by such failure (in which case the indemnified Party shall have been deemed to have forfeited its rights to indemnification hereunder). The indemnifying Party shall have ten (10) days after receipt of such notice to undertake, through counsel of its own choosing and at its own expense, the defense
                 (or settlement) thereof, and the indemnified Party shall cooperate with it in connection therewith; provided, that the indemnified Party may contribute to the strategy and content in such defense (or settlement) through counsel chosen by such indemnified Party and the fees and expenses of such counsel shall be borne by such indemnified Party unless
                 (i) the employment thereof has been specifically authorized by the indemnifying Party in writing, (ii) there exists a conflict of interest between the interests of the indemnified Party and the indemnifying Party, or (iii) the indemnifying Party has after ten (10) days of receipt of the applicable notice failed to assume such defense and employ counsel, in each of which events the indemnified Party may retain counsel, and the indemnifying Party shall pay the reasonable fees and expenses of such counsel for the indemnified Party (but in no event shall the indemnifying Party be obligated to pay reasonable fees and expenses of more than one firm
                 (in addition to local counsel), which firm shall serve as counsel for all indemnified Parties). So long as the indemnifying Party is reasonably contesting any such claim in good faith, the indemnified Party shall not pay or settle any such claim. If the indemnifying Party does not notify the indemnified Party within ten (10) days after the receipt of the indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense
                 (or settlement) thereof, the indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The indemnifying Party shall not, except with the consent of the indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all indemnified Parties (i.e. OGHC Indemnified Parties or Vital Products Indemnified Parties, as the case may be) an unconditional release from all liability with respect to such claim.

SECTION 7

MISCELLANEOUS

         7.1     Further Assurances and Actions.

         7.1.1 In addition to any other obligations hereunder, each of the Parties hereto upon the request of the other Party hereto, whether before or after the Time of Closing and without further consideration, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, instruments, amendments, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to effect complete consummation of the Transactions contemplated by this Agreement and to give full and binding effect to the rights expressly granted herein. OGHC and Vital Products each agree to execute and deliver such other documents, certificates, agreements, amendments, instruments and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the Transactions contemplated by this Agreement.

         7.2 Notices. Any notice, direction or other instrument required or permitted to be given to OGHC hereunder shall be in writing and sent via certified or registered mail, return receipt requested, overnight courier, or by delivering the same by telecommunication, with the original sent by one of the foregoing manners, addressed to OGHC as follows:


                 To:    On The Go Healthcare, Inc.
                        85 Corstate Avenue, Unit #1
                        Concord, Ontario, Canada L4K 4Y2
                        Attn: Stuart Turk, President and CEO
                        Fax: (905) 660 - 5738

                 Copy to:       Trombly Business Law
                                1163 Walnut St., Ste. 7
                                Newton, MA 02461
                                Attn:  Amy M. Trombly, Esq.
                                Fax:   (617) 243 - 0066
                                Efax:  (309) 406 - 1426

                 Any notice, direction or other instrument required or permitted to be given to Vital Products hereunder shall be in writing and sent via registered or certified mail, return receipt requested, or overnight courier, or by delivering the same by fax with the original sent by one of the foregoing manners, addressed as follows:


                 To:    Vital Products, Inc.
                        35 Adesso Drive
                        Concord, Ontario
                        Canada L4K 4Y2
                        Attn:  Michael Levine, CEO
                        Fax:  (416) 650 - 1255

                 Any such notice, direction or other instrument, if delivered, shall be deemed to have been given on the date on which it was delivered and if transmitted by fax shall be deemed to have been given at the opening of business in the office of the addressee on the business day next following the transmission thereof, provided that proof of successful transmission is provided to the intended recipient on request by the intended recipient. Any Party hereto may change its address for service from time to time by notice given to the other Parties hereto in accordance with the foregoing.

         7.3 Relationship of the Parties. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture, partnership, agency, employment or fiduciary relationship between the Parties. No Party to this Agreement nor its agents have any authority of any kind to bind the other Party in any respect whatsoever.

         7.4 Applicable Law. This Agreement shall be construed and enforced in accordance with, and the rights of the Parties hereto shall be governed by, the laws of the State of Delaware, without reference to conflicts of law principles.

         7.5 Entire Agreement. This Agreement, including the Exhibits hereto, constitute the entire agreement between the Parties hereto with respect to the Transactions and, except as stated herein and in the instruments and documents to be executed and delivered pursuant hereto, contain all of the agreements between the Parties hereto, and there are no verbal or written agreements or understandings between the Parties hereto and relating the subject matter hereof not reflected in this Agreement, all of which agreement or understandings are hereby superseded. This Agreement may not be amended or modified in any respect except by written instrument executed by each of the Parties hereto.

         7.6 Counterparts. This Agreement may be executed in two or more counterparts, which may be executed via facsimile, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement.

         7.7 Binding Agreement; Parties in Interest. This Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of and shall be binding upon the Parties hereto and their respective heirs, executors, successors, administrators, and permitted assigns.

         7.8 Waiver; Remedies Cumulative. No failure or delay on the part of a Party hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto on any one occasion shall operate as a waiver of such right, power or privilege in the future; nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. All rights and remedies granted herein shall be cumulative and in addition to other rights and remedies to which the Parties may be entitled at law or in equity.

         7.9     Severability.

         7.9.1 In the event any portion of this Agreement is or is held by any court or tribunal of competent jurisdiction to be illegal, void or ineffective, the remaining provisions hereof shall remain in full force and effect.

         7.9.2 If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to the minimum extent necessary to procure conformity with such statute or rule of law.


     IN WITNESS WHEREOF, and intending to be legally bound hereby, this Asset Sale Agreement has been duly executed by the authorized representatives of the Parties hereto as of the date first above written.

ON THE GO HEALTHCARE, INC.

By: /s/  Stuart Turk
----------------------------
Stuart Turk, President, CEO
Chairman and Director


VITAL PRODUCTS, INC.

By: /s/  Michael Levine
----------------------------
Michael Levine, CEO

                                                                      Exhibit A

                          IRREVOCABLE BILL OF SALE

     This is an Irrevocable Bill of Sale from On The Go Healthcare, Inc., a corporation organized under the laws of Delaware, whose registered office is at 85 Corstate Avenue, Unit #1, Concord, Ontario, Canada L4K 4Y2 ("OGHC"), to Vital Products, Inc., a corporation organized under the laws of the state of Delaware with its principal offices at 35 Adesso Drive, Concord, Ontario L4k 4Y2 Canada ("Vital Products") pursuant to a certain Asset Sale Agreement dated as of July 5, 2005 by and among OGHC and Vital Products (the "Agreement").

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, OGHC hereby sells, assigns, transfers, conveys, delivers and contributes to Vital Products, its successors and assigns, to have and to hold forever, all of its right, title and interest in and to the Purchased Assets (as defined in the Agreement), subject to the applicable provisions of the Agreement.

     From and after the Closing Date (as defined in the Agreement) upon request of Vital Products, OGHC shall, at Vital Products' expense, duly execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to convey to and vest the Purchased Assets in Vital Products or its permitted assignees and as may be appropriate to protect Vital Products' rights, title and interest in and enjoyment of all the Purchased Assets and as may be appropriate otherwise to carry out the transactions contemplated by the Agreement and this Irrevocable Bill of Sale.

     IN WITNESS WHEREOF, and intending to be legally bound, the undersigned has duly executed and delivered this Irrevocable Bill of Sale as of this July 5, 2005.



ON THE GO HEALTHCARE, INC.

/s/  Stuart Turk
---------------------------------
Stuart Turk, President, CEO
Chairman and Director



VITAL PRODUCTS, INC.




/s/  Michael Levine
----------------------------
Michael Levine, CEO